Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Northern Tier Energy LLC and Northern Tier Finance Corporation of our report dated February 27, 2014 relating to the Northern Tier Energy LP financial statements and the effectiveness of internal control over financial reporting, which appears in Northern Tier Energy LP’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 2, 2014